EXHIBIT 99.1

Press Release

April 25, 2014

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE MONTHS ENDED MARCH 31, 2014

LCNB Corp. (LCNB) today announced net income of $1,323,000 (total basic and diluted earnings per share of $0.14) for the three months ended March 31, 2014.  This compares to net income of $1,728,000 (total basic and diluted earnings per share of $0.23) for the same three month period in 2013.  Results for 2014 were significantly affected by the completion of a merger with Eaton National Bank & Trust Co. (“ENB”) on January 24, 2014 and the issuance of 1,642,857 new shares of voting common stock during the fourth quarter 2013.

Commenting on 2014’s earnings, LCNB CEO Steve Wilson said “The year is off to a solid start with the first quarter finishing as we expected given the extra expenses resulting from the acquisition of ENB.  These extra expenses were important to achieving the growth we have been able to experience in both footprint and assets.  We were pleased to add the customers and staff of ENB to the LCNB family and look forward to serving the financial needs of the residents and businesses of Preble County.”

Net interest income for the first quarter 2014 was $1,385,000 greater than results for the first quarter 2013 primarily due to the increased volume of average interest earning assets provided by the merger and by an increase in the net interest margin.

The provision for loan losses for the first quarter 2014 was $68,000 less than for the same period in 2013.  Net loan charge-offs for the first quarter 2014 and 2013 totaled $300,000 and $182,000, respectively.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets increased from $1,463,000 at December 31, 2013 to $1,799,000 at March 31, 2014 primarily due to a foreclosure and property obtained through the ENB acquisition.

Non-interest income for the first quarter 2014 was $430,000 less than the comparable period in 2013 due to a combined $705,000 decrease in gains from sales of investment securities and mortgage loans, partially offset by increases in trust income and service charges and fees on deposit accounts.  The decrease in gains from sales of investment securities and mortgage loans was due to lower sales volumes during the 2014 period.

Non-interest expense for the first quarter 2014 was $1,581,000 more than the comparable period in 2013.  Salaries and employee benefits, as well as a variety of other expense items, increased significantly due to the increased number of employees and offices resulting from the merger.  Also contributing to the increase in non-interest expense were increases in other real estate owned expenses and merger-related expenses.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  LCNB Corp.’s only business is ownership of LCNB National Bank, which has 36 offices located in Warren, Butler, Montgomery, Clinton, Clermont, Hamilton, Fayette, Ross, and Preble Counties, Ohio.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the internet at www.lcnb.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.  LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.